Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We have issued our reports dated March 12, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Forms S-3 (File No. 333-99345, effective September 9, 2002 and File No. 333-113948, effective March 26, 2004) and on Forms S-8 (File No. 333-66409, effective October 30, 1998, File No. 333-42509, effective December 17, 1997, File No. 333-121008, effective December 6, 2004 and File No. 333-160168, effective July 14, 2009).
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 12, 2010